Exhibit 99.1

NETLIST REPORTS FOURTH QUARTER AND FULL YEAR 2013 RESULTS

IRVINE, CALIFORNIA, February 3, 2014 - Netlist, Inc. (NASDAQ: NLST), a leading provider of high performance and hybrid memory solutions for the cloud computing and storage markets, today reported financial results for the fourth quarter and full year ended December 28, 2013.

Revenues for the fourth quarter ended December 28, 2013, were $7.7 million, compared to revenues of $6.0 million for the fourth quarter ended December 29, 2012.  Gross profit for the fourth quarter ended December 28, 2013, was $1.9 million, or 24.6 percent of revenues, compared to a gross profit of $0.8 million, or 14.0 percent of revenues, for the fourth quarter ended December 29, 2012.

Adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) loss is a non-GAAP measure in which the net interest expense, benefit of income taxes, depreciation, amortization, stock-based compensation and net other income are added back to the GAAP basis net income (loss). The non-GAAP measures are described below and are reconciled to the corresponding GAAP measure in the consolidated financial statements portion of this release under the heading “Unaudited Schedule Reconciling GAAP Net Loss to Non-GAAP EBITDA and Adjusted EBITDA.”  The adjusted EBITDA loss was ($0.5) million for the fourth quarter ended December 28, 2013, compared to an adjusted EBITDA loss of ($3.1) million for the prior year period.

Net loss for the fourth quarter ended December 28, 2013, was ($1.6) million, or ($0.05) loss per share, compared to a net loss in the prior year period of ($4.1) million, or ($0.14) loss per share.  These results include stock-based compensation expense of $0.4 million for both the fourth quarter ended December 28, 2013 and December 29, 2012.

As of December 28, 2013, cash and cash equivalents and restricted cash were $7.8 million, total assets were $16.1 million, working capital was $10.6 million, total debt, net of debt discounts, was $5.1 million, and stockholders’ equity was $7.0 million.

“Our 2013 results reflect substantial progress in the strategic transition of our business,” said C.K. Hong, CEO of Netlist. “We gained increasing traction in introducing our flagship product lines, HyperCloud and Vault, while ramping down legacy projects.  We also took important steps towards further strengthening our intellectual property position, including a major victory in the US Patent Trial and Appeals Board with regard to our seminal patents covering LRDIMM and allowances by the USPTO of critical hybrid memory patents.  In the fourth quarter we posted a significant improvement in year-over-year results, primarily due to sizeable increases in demand for our NVvault family of products combined with our ongoing efforts to control our costs.  As we look out into 2014, we believe market requirements will accelerate for both our products and our IP.”

Revenues for the twelve months ended December 28, 2013, were $23.0 million, compared to revenues of $36.9 million for the twelve months ended December 29, 2012.  Gross profit for the twelve months ended December 28, 2013, was $3.1 million, or 13.5 percent of revenues, compared to a gross profit of $9.4 million, or 25.5 percent of revenues, for the twelve months ended December 29, 2012.

Adjusted EBITDA loss was ($6.7) million for the twelve month period ended December 28, 2013, compared to an adjusted EBITDA loss of ($9.6) million for the prior year period.

Net loss for the twelve months ended December 28, 2013, was ($10.8) million, or ($0.35) loss per share, compared to a net loss in the prior year period of ($14.0) million, or ($0.50) loss per share.  These results include stock-based compensation expense of $1.7 million for 2013, compared to $1.9 million for 2012.

Conference Call Information

As previously announced, Netlist is conducting a conference call today to be broadcast live over the Internet at 5:00 pm Eastern Time to discuss and to review the financial results for the fourth quarter and full year ended December 28, 2013.  The dial-in number for the call is 1-412-858-4600.  The live webcast and archived replay of the call can be accessed in the Investors section of Netlist’s website at www.netlist.com.

Note Regarding Use of Non-GAAP Financial Measures

Certain of the information set forth herein, including EBITDA and adjusted EBITDA, may be considered non-GAAP financial measures. Netlist believes this information is useful to investors because it provides a basis for measuring Netlist’s available capital resources, the operating performance of Netlist’s business and Netlist’s cash flow, excluding net interest expense, provisions for income taxes, depreciation, amortization, share-based compensation and non-operating net income and expense that would normally be included in the most directly comparable measures calculated and presented in accordance with Generally Accepted Accounting Principles (“GAAP”). Netlist’s management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating Netlist’s operating performance, capital resources and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-financial measures as reported by Netlist may not be comparable to similarly titled amounts reported by other companies.

About Netlist:

Netlist, Inc. designs and manufactures high-performance, logic-based memory subsystems for server and storage applications for cloud computing. Netlist’s flagship products include HyperCloud®, a patented memory technology that breaks traditional performance barriers, NVvault™ and EXPRESSvault™, the pioneering family of hybrid memory products utilizing both DRAM and NAND Flash that significantly accelerates system performance and provides mission critical fault tolerance, and a broad portfolio of industrial flash and specialty memory subsystems including VLP (very low profile) DIMMs and Planar-X RDIMMs. Netlist has steadily invested in and grown its IP portfolio, which now includes 41 issued patents and more than 29 US and foreign pending patent applications in the areas of high performance memory and hybrid memory technologies.

Netlist develops technology solutions for customer applications in which high-speed, high-capacity, small form factor and efficient heat dissipation are key requirements for system memory. These customers include OEMs that design and build tower, rack-mounted, and blade servers, storage hardware, high-performance computing clusters, engineering workstations and telecommunications equipment. Founded in 2000, Netlist is headquartered in Irvine, CA with manufacturing facilities in Suzhou, People’s Republic of China. Learn more at www.netlist.com.

Safe Harbor Statement:

This news release contains forward-looking statements regarding future events and the future performance of Netlist. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expected or projected. These risks and uncertainties include, but are not limited to, risks associated with the launch and commercial success of our products, programs and technologies; the success of product partnerships; continuing development, qualification and volume production of EXPRESSvault™, NVvault™, HyperCloud® and VLP Planar-X RDIMM; the timing and magnitude of the anticipated decrease in sales to our key customer; our ability to leverage our NVvault™ technology in a more diverse customer base; the rapidly-changing nature of technology; risks associated with intellectual property, including patent infringement litigation against us as well as the costs and unpredictability of litigation over infringement of our intellectual property and the possibility of our patents being reexamined by the United States Patent and Trademark office; volatility in the pricing of DRAM ICs and NAND; changes in and uncertainty of customer acceptance of, and demand for, our existing products and products under development, including uncertainty of and/or delays in product orders and product qualifications; delays in the Company’s and its customers’ product releases and development; introductions of new products by competitors; changes in end-user demand for technology solutions; the Company’s ability to attract and retain skilled personnel; the Company’s reliance on suppliers of critical components and vendors in the supply chain; fluctuations in the market price of critical components; evolving industry standards; and the political and regulatory environment in the People’s Republic of China. Other risks and uncertainties are described in the Company’s annual report on Form 10-K filed on March 29, 2013, and subsequent filings with the U.S. Securities and Exchange Commission made by the Company from time to time. Except as required by law, Netlist undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

(Tables Follow)

For more information, please contact:

Brainerd Communicators, Inc.	Netlist, Inc.
Mike Smargiassi or Corey Kinger	Gail M. Sasaki
NLST@braincomm.com	Chief Financial Officer
(212) 986-6667	(949) 435-0025

Netlist, Inc.

Consolidated Balance Sheets

(in thousands)

	December 28,	December 29,
	2013	2012
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$6,701	$7,755
Restricted cash	1,100	—
Investment in marketable securities	—	415
Accounts receivable, net	4,866	3,434
Inventories	2,620	7,380
Prepaid expenses and other current assets	823	723
Total current assets	16,110	19,707

Property and equipment, net	1,143	2,560
Other assets	422	130
Total assets	$17,675	$22,397

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,795	$3,367
Accrued payroll and related liabilities	635	784
Accrued expenses and other current liabilities	533	497
Accrued engineering charges	500	450
Current portion of long-term debt	—	3,493
Total current liabilities	5,463	8,591
Long-term debt, net of current portion and debt discount	5,099	—
Other liabilities	100	94
Total liabilities	10,662	8,685

Commitments and contingencies	—	—

Stockholders’ equity:
Preferred stock	—	—
Common stock	31	30
Additional paid-in capital	104,469	100,403
Accumulated deficit	(97,487)	(86,721)
Total stockholders’ equity	7,013	13,712
Total liabilities and stockholders’ equity	$17,675	$22,397

Netlist, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 28,	December 29,	December 28,	December 29,
	2013	2012	2013	2012

Net sales	$7,730	$5,963	$23,048	$36,873
Cost of sales(1)	5,831	5,126	19,943	27,474
Gross profit	1,899	837	3,105	9,399
Operating expenses:
Research and development(1)	1,742	2,618	6,683	12,845
Selling, general and administrative(1)	1,387	2,098	6,267	10,075
Total operating expenses	3,129	4,716	12,950	22,920
Operating loss	(1,230)	(3,879)	(9,845)	(13,521)
Other income (expense):
Interest expense, net	(390)	(90)	(932)	(338)
Other income (expense), net	28	(146)	20	(134)
Total other expense, net	(362)	(236)	(912)	(472)
Loss before provision for income taxes	(1,592)	(4,115)	(10,757)	(13,993)
Provision (benefit) for income taxes	—	(17)	9	(12)
Net loss	$(1,592)	$(4,098)	$(10,766)	$(13,981)
Net loss per common share:
Basic and diluted	$(0.05)	$(0.14)	$(0.35)	$(0.50)

Weighted-average common shares outstanding:
Basic and diluted	31,752	28,279	30,881	27,853

(1) Amounts include stock-based compensation expense as follows:

Cost of sales	$12	$9	$49	$114
Research and development	148	129	588	667
Selling, general and administrative	263	233	1,032	1,110

Netlist, Inc.

Unaudited Schedule Reconciling GAAP Net Loss to Non-GAAP EBITDA and Adjusted EBITDA

(in thousands)

	Three Months Ended		Year Ended
	December 28,	December 29,	December 28,	December 29,
	2013	2012	2013	2012

GAAP net loss	$(1,592)	$(4,098)	$(10,766)	$(13,981)

Interest expense, net	390	90	932	338
Provision (benefit) of income taxes	—	(17)	9	(12)
Depreciation and amortization	310	446	1,476	1,987
EBITDA (loss)	(892)	(3,579)	(8,349)	(11,668)

Stock-based compensation	423	371	1,669	1,891
Other (income) expense, net	(28)	146	20	134
Adjusted EBITDA (loss)	$(497)	$(3,062)	$(6,660)	$(9,643)